Exhibit 21.1

Subsidiaries of the Registrant:

Video Wagering Systems Corporation

Roulabette™ Nevada Corporation

Kenilworth Systems Nevada Corporation

Kenilworth U.K. Ltd.

Kenilworth Satellite Broadcasting Corporation, a Delaware Corporation

Satellite Gaming Consultants, Inc., a Delaware Corporation

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